                                                                    EXHIBIT 12.1

                             Frontier Corporation
             Computation of Ratio of Earnings to Fixed Charges and
       Combined Fixed Charges and Preferred Stock Dividend Requirements

                      (Dollars in thousand, except ratios)


                                                    1998         1997         1996         1995         1994
                                                 -----------  -----------  -----------  -----------  -----------
Earnings
 Pre-tax income from continuing operations           307,103       75,989      340,761      246,255      296,332

 less: Income from equity investees                  (16,711)     (12,019)      (9,011)      (3,676)      (3,185)

 plus: Fixed charges:
       Interest expense, amortization of debt
         discount and issuance expense                55,318       48,239       43,312       54,492       51,532

       Capitalized interest expense                   18,152       13,393        6,197          307           --
       One third of rental expense relating to
         operating leases                             44,633       52,167       54,900       25,967       22,900
       Preference security dividend requirements
         of consolidated subsidiaries                     26           36          292          308          275
                                                     -------      -------      -------      -------      -------
            Total fixed charges:                     118,129      113,835      104,701       81,074       74,707

 plus: Amortization of capitalized interest
         Integrated Services                             743          238           11           --           --
         Local Communications Services (1)               269          179           86           13           --
                                                     -------      -------      -------      -------      -------
            Total Amortization of capitalized
              interest                                 1,012          417           97           13           --

 less: Capitalized interest expense                  (18,152)     (13,393)      (6,197)        (307)          --

 less: Preference security dividend requirements
         of consolidated subsidiaries                    (26)         (36)        (292)        (308)        (275)
                                                     -------      -------      -------      -------      -------

Total earnings                                       391,356      164,793      430,059      323,051      367,579
                                                     =======      =======      =======      =======      =======
Total fixed charges                                  118,129      113,835      104,701       81,074       74,707
                                                     =======      =======      =======      =======      =======

Ratio of earnings to fixed charges                       3.3          1.4          4.1          4.0          4.9
                                                     =======      =======      =======      =======      =======
Preferred dividend                                     1,005        1,019        1,182        1,191        1,187
Ratio of pretax income
     to net income                   Pretax          307,103       75,989      340,761      246,255      296,332
     b/f extraordinary items         Post tax        177,543       31,801      198,205      145,129      187,254
                                                     -------      -------      -------      -------      -------
     extraordinary items                                1.73         2.39         1.72         1.70         1.58


Preferred stock dividend requirements                  1,739        2,435        2,033        2,025        1,875
                                                     -------      -------      -------      -------      -------
Total fixed charges and preferred
     stock dividend requirements                     119,868      116,270      106,734       83,099       76,583
                                                     =======      =======      =======      =======      =======
Ratio of earnings  to combined
     fixed charges and preferred
     stock dividend requirements                         3.3          1.4          4.0          3.9          4.8
                                                     =======      =======      =======      =======      =======

(1) Amortization of capitalized interest for Local Communications Services assumes a one-half year convention and an average service life of 12 years.